Exhibit 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD-INC. REPORTS SECOND QUARTER RESULTS

Second Quarter 2020 Highlights:

•	Net sales of $6.1 million, negatively impacted by COVID-related customer shutdowns and supply chain issues

•	Net loss of $0.1 million (($0.01) per share)
o	Includes $0.3 million of expenses related to supply chain transition and Biz and Dryel acquisition

•	Gross margins of 47.1%, an increase of 16.7% from Q2 2019

DENVER, COLORADO – August 11, 2020 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months ended June 30, 2020.

“With several of our key retail customers shutdown during Q2 by the pandemic, this quarter was challenging for Scott’s.  Combined with lower store traffic and several key COVID-driven raw material shortages, our Q2 revenues declined,” said Mark E Goldstein, CEO and Chairman.

“However, our team responded well to the difficult circumstances.  We reduced costs and demonstrated great flexibility to overcome raw material difficulties, which have continued into the third quarter.  We began to see the benefit of our new operating model in our margins, reducing the impact of our lower revenues.”

Kevin Paprzycki, Scott’s CFO & Director added, “We’ve taken several key steps to drive shareholder value in the past nine months.  We’ve acquired three strong brands in Kids N Pets, Biz, and Dryel to both grow and diversify our portfolio.  We’ve entered into new financing agreements and relationships to facilitate those deals and position us for future growth.  Our execution in outsourcing both production and distribution has been solid, and we are excited about our long-term cost structure.

Our focus for the second half of 2020 is on execution - bringing Biz and Dryel fully onto the Scott’s platform and optimizing our new manufacturing and distribution processes.  Successful execution will drive increased cash flow and debt reduction.”

Net Sales

Net sales for the three months ended June 30, 2020 decreased $0.3 million compared to the same period in 2019.  This decrease was primarily attributable to decreased Batiste Dry Shampoo sales as a result of COVID-driven customer closures, a decrease in 7th Heaven skin care sachet sales due to the termination of our distribution agreement with Montagne Jeunesse (“MJ”), and a decrease in Denorex and other product sales resulting from supply chain issues spawned by COVID.  This was partially offset our Kids N Pets acquisition during the fourth quarter of 2019 and the introduction of our new SLG One product.

Net sales for the six months ended June 30, 2020 increased $0.8 million compared to the same period in 2019.  This was primarily attributable to our Kids N Pets acquisition and our new SLG One product, partially offset by a decrease in Batiste Dry Shampoo sales, MJ sales, and Alpha Skin Care sales to China.

Net Loss

Net loss for the three months ended June 30, 2020 of $0.1 million decreased $0.6 million from the same period in 2019, which was primarily driven by the addition of our Kids N Pets and SLG One products, a $0.4 million transition payment related to the termination of our MJ distribution agreement, and overall margin increases for all our brands as manufacturing was outsourced during the second quarter of 2020.  Drivers of the increase were partially offset by decreased sales of Batiste Dry Shampoo and MJ, as well as $0.3 million of expenses associated with our supply chain transition and Biz and Dryel acquisition.

Net income for the six months ended June 30, 2020 was $0.2 million, up from a net loss of $1.0 million for the six months ended June 30, 2019. This positive movement was primarily driven by the addition of our Kids N Pets and SLG One products, a $0.4 million transition payment related to the the termination of our MJ distribution agreement, a margin increase for all our brands due to lower costs across our brands as manufacturing was outsourced during the second quarter of 2020.  Drivers of the increase were partially offset by decreased sales of Batiste Dry Shampoo and MJ, as well as $0.5 million of expenses associated with our supply chain transition and Biz and Dryel acquisition.

Cash Flow

Cash flow provided by operating activities was $4.6 million for the six months ended June 30, 2020, as compared to cash flow provided from operating activities of $1.7 million for the same 2019 period. The $2.9 million increase in operating cash flow was primarily the result of reducing a large finished goods inventory balance we built heading into our manufacturing and distribution transition, the termination of the MJ distribution agreement, and improved profit margins associated with new and outsourced products.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. develops, markets, and sells high-quality, high-value household and personal care products nationally and internationally to mass merchandisers, drugstores, supermarkets, hardware stores, e-commerce retailers, other retail outlets, and to wholesale distributors.  Over the last 65+ years we have developed a reputation for delivering products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.  Our Kids N Pets® brands are award winning, safe, nontoxic, stain and odor removing products targeted toward households with children and pets.  Our newly acquired Biz and Dryel are top performing laundry care products, with Biz being a top stain removing laundry additive, and Dryel being the market leader in at-home dry cleaning.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a personal care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s personal care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$ 6,083	$ 6,382	$ 13,937	$ 13,187
Cost of sales	3,215	4,442	7,605	8,642
Gross Profit	2,868	1,940	6,332	4,545
Gross Margin	47.1%	30.4%	45.4%	34.5%

Operating expenses:
Advertising	141	202	362	386
Selling	1,614	1,354	3,203	3,012
General and administrative	1,503	1,158	2,907	2,381
Total operating expenses	3,258	2,714	6,472	5,779
Loss from operations	(390)	(774)	(140)	(1,234)

Interest income	2	30	3	61
Interest expense	(74)	(4)	(78)	(9)
Gain on sale of equipment	-	110	-	110
Income from distribution agreement termination	350	-	350	-
Loss before income taxes	(112)	(638)	135	(1,072)
Income tax benefit (expense)	34	(78)	64	26
Net (loss) income	$ (78)	$ (716)	$ 199	$ (1,046)

Net (loss) income per common share
Basic	$ (0.01)	$ (0.06)	$ 0.02	$ (0.08)
Diluted	$ (0.01)	$ (0.06)	$ 0.02	$ (0.08)
Weighted average shares outstanding
Basic	12,462	12,436	12,462	12,422
Diluted	12,462	12,436	12,571	12,422

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value amounts)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,877	$1,094
Accounts receivable, net	2,539	2,695
Inventories, net	4,936	7,841
Income taxes receivable	383	705
Property and equipment held for sale	-	500
Prepaid expenses	429	368
Other current assets	-	71
Total current assets	14,164	13,274

Property and equipment, net	133	124
Deferred tax asset	491	556
Goodwill	3,230	3,230
Intangible assets, net	8,271	8,719
Operating lease right-of-use assets	3,112	188
Other assets	180	-
Total assets	$29,581	$26,091

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,636	$1,809
Accrued expenses	745	422
Operating lease liabilities, current portion	116	197
Total current liabilities	2,497	2,428

Operating lease liabilities, net of current	3,127	19
Other liabilities	70	27
Total liabilities	5,694	2,474

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,462 shares (2020) and 12,462 shares (2019)	1,246	1,246
Capital in excess of par	7,321	7,250
Retained earnings	15,320	15,121
Total shareholders’ equity	23,887	23,617
Total liabilities and shareholders’ equity	$29,581	$26,091

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$199	$(1,046)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	522	369
Stock-based compensation	71	84
Deferred income taxes	65	(30)
Gain on sale of equipment	-	(110)
Change in operating assets and liabilities:
Accounts receivable	156	1,135
Inventories	2,905	1,366
Prepaid expenses and other assets	42	196
Income taxes receivable	322	-
Accounts payable, accrued expenses, and other liabilities	296	(289)
Total adjustments to net income (loss)	4,379	2,721
Net cash provided by operating activities	4,578	1,675

Cash flows from investing activities:
Purchase of property and equipment	(17)	(101)
Proceeds from sale of property and equipment	500	110
Cash paid for leasehold improvements	(247)	-
Reimbursement for leasehold improvements	110	-
Net cash provided by investing activities	346	9

Cash flows from financing activities:
Payments for debt issuance costs	(141)	-
Proceeds from exercise of stock options	-	41
Proceeds from PPP loan	600	-
Repayment of PPP loan	(600)	-
Net cash (used in) provided by financing activities	(141)	41

Net increase in cash and cash equivalents	4,783	1,725

Cash and cash equivalents, beginning of period	1,094	6,232
Cash and cash equivalents, end of period	$5,877	$7,957

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the Company's subsequent Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032